Exhibit 99.1

Carver Bancorp, Inc. Mourns the Loss of Board Member Robert W. Mooney

NEW YORK, January 09, 2019 /PRNewswire/ – Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank, deeply mourns the loss of its board member, Robert W. Mooney, who passed away unexpectedly last week at his home in Washington, D.C.

“Robert was an accomplished banking executive who served with distinction during his 26-year career at the FDIC and as a member of the Carver Board of Directors,” remarked Michael T. Pugh, President and CEO of Carver Bancorp, Inc. “During his time as a director, Robert provided our board with an expanded view on how best to meet the banking needs of low- to moderate-income communities. He will be remembered as an industry leader who tirelessly promoted consumer protection and economic inclusion.”

Mr. Mooney joined the Company’s Board of Directors in January of 2018, and served on the Compliance and Finance & Audit Committees. He previously served as National Director for Minority and Community Development Banking at the FDIC until his retirement in 2015. In October 2018, he was honored with a lifetime achievement award for his dedicated work in the banking industry by the National Bankers Association.

About Carver Bancorp, Inc.

Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver was founded in 1948 to serve African-American communities whose residents, businesses, and institutions had limited access to mainstream financial services. In light of its mission to promote economic development and revitalize underserved communities, Carver has been designated by the U.S. Department of the Treasury as a community development financial institution. Carver is the largest African- and Caribbean-American managed bank in the United States, with eight full-service branches in the New York City boroughs of Brooklyn, Manhattan, and Queens. For further information, please visit the Company's website at www.carverbank.com.

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Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

Media Contacts:

Michael Herley

Kekst CNC

(212) 521-4897

michael.herley@kekstcnc.com